Exhibit 99.1
Airvana Reports Fourth Quarter and Full Year 2007 Financial Results
Financial Results for 2007 and Outlook for 2008
to be Discussed on Conference Call Today at 8:30 a.m. ET
CHELMSFORD, Mass., February 6, 2008 — Airvana, Inc. (NASDAQ: AIRV), a leading provider of mobile broadband network infrastructure products, today reported financial results for the fourth quarter and year ended December 30, 2007.
GAAP Financial Highlights
•	Revenue: Total revenue for the fourth quarter of 2007 was $145.6 million, compared with total revenue of $1.3 million in the fourth quarter of 2006. Total revenue for the full year 2007 was $305.8 million compared with total revenue of $170.3 million for 2006. A new commercial release of EV-DO Rev A software triggered significant revenue recognition in the fourth quarter of 2007.
•	Net Income/Loss: Net income for the fourth quarter of 2007 was $104.2 million, compared with a net loss of $19.1 million for the fourth quarter of 2006. Net income for the full year 2007 was $153.3 million compared with net income of $74.1 million for 2006. Operating expenses for the full year 2007 increased to $98.5 million from $67.9 million in the prior year, reflecting the Company’s investments in new product R&D, as well as funding for international expansion programs. In addition, results for the full year 2007 include a tax expense of $21.9 million, while the results for 2006 included a $10.7 million tax benefit.
•	Net Cash Provided by Operating Activities: Net cash provided by operating activities was $10.4 million for the fourth quarter of 2007 and $91.8 million for the full year 2007, compared with $21.1 million for the fourth quarter of 2006 and $25.1 million for 2006. The Company’s core EV-DO network infrastructure business continued to generate strong cash flow. Cash flow for full year 2007 includes a $31.9 million reduction in accounts receivable, as well as an $8.9 million income tax refund received during the fourth quarter.
Non-GAAP Product and Service Billings
•	Product and Service Billings (“Billings”): On a non-GAAP basis, the Company’s Billings for the fourth quarter of 2007 were $33.3 million compared with $72.9 million for the fourth quarter of 2006. The higher Billings in the fourth quarter of 2006 reflected spending for initial deployments of EV-DO Rev A software by wireless operators. For the full year 2007, Billings increased to $142.2 million from $140.6 million for 2006. Throughout 2007 wireless operators continued their deployment of EV-DO Rev A software to extend mobile broadband services coverage for their customers. In addition, operators continue to upgrade their networks with new versions of the Company’s software to provide their subscribers with enhanced mobile broadband services.
•	Gross Profit on Billings: On a non-GAAP basis, the Company’s Gross Profit on Billings for the fourth quarter of 2007 was $30.8 million compared with $70.8 million for the fourth quarter of

2006.	For the full year 2007, Gross Profit on Billings increased to $133.4 million from $128.0 million for 2006.
•	Operating Profit on Billings: On a non-GAAP basis, Operating Profit on Billings for the fourth quarter of 2007 was $3.4 million, compared with $50.1 million for the fourth quarter of 2006. This decrease in fourth-quarter profit levels was primarily attributable to the Company’s lower level of Billings in the fourth quarter of 2007 and increased investment in new femtocell product development and funding for international expansion programs. For the full year 2007, Operating Profit on Billings was $34.9 million, or 25% of Billings, compared with $60.2 million, or 43% of Billings in 2006.
A description of Airvana’s revenue-recognition policy, which results in significant variability in reported revenue from quarter to quarter, and its non-GAAP financial measures is included at the end of this press release.
Comments on the Fourth Quarter and Fiscal Year 2007
“Q4 was another solid quarter for Airvana,” said Randy Battat, president and chief executive officer. “Consistent with our outlook, Billings increased sequentially to $33.3 million in the quarter and to $142.2 million for the year. During the fourth quarter we delivered a major EV-DO software release that facilitates high-performance multi-media applications, such as push-to-talk, as well as providing new proprietary ‘clustering’ features that enable groups of Radio Network Controllers to act as a single, high-capacity entity, dramatically improving network scalability. In addition, we continued making great progress on the major new EV-DO software upgrades that we anticipate releasing in the second and fourth quarters of 2008.”
“In our fixed-mobile convergence (FMC) business, in the fourth quarter we began trials of both our CDMA and UMTS femtocell products with major operators and partners worldwide,” Battat said. “We announced the availability of our Universal Access Gateway, which incorporates Femto Gateway Services. This week we announced that Thomson Telecom plans to incorporate Airvana’s UMTS femto technology in its home media gateways. We believe Airvana is the only player in the global FMC space delivering both UMTS and CDMA solutions for femtocells in the home as well as security gateways at the core of the operator’s network. Our ability to provide operators and consumers with comprehensive FMC solutions differentiates Airvana on both a cost and performance basis and positions us for sustained leadership in this rapidly growing market.”
Recent Business Highlights
•	New EV-DO Software Release Enables Advanced Push-To-Talk and Network Scalability: Airvana’s latest EV-DO Rev A technology enables operators to deploy push-to-talk services on an All-IP mobile broadband network. Major operator deployments of push-to-talk services on EV-DO Rev A are planned in 2008. In addition, new patent-pending RNC clustering technology provides increased network scalability and performance.
•	Universal Access Gateway Incorporates Femto Network Gateway Services: Airvana’s innovative access gateway is designed to address the unique security, mobility and performance requirements of mobile operators using the Internet to provide fixed mobile convergence services. These products support mobile voice, video and data services accessed by subscribers using dual-mode mobile/Wi-Fi handsets, laptops, Wi-Fi access points and femtocells.

•	Thomson Telecommunications Selects Airvana UMTS Femtocell Products: Airvana will supply Thomson Telecommunications, a world leader in media and communications technologies, with UMTS femtocell products in conjunction with Thomson’s residential media gateways. This is a key element of Airvana’s strategy to provide operators and consumers with comprehensive femto solutions.
Business and Financial Outlook
“Looking forward, we expect 2008 to be an important year of transition for Airvana,” said Battat. “In our core EV-DO business we expect to start seeing wireless operator demand for capacity expansion in the second half of the year, as most of the business has been so far driven by coverage deployments. In the fixed mobile convergence market, we expect our femtocell products to advance from concept to reality in 2008, with our first commercial shipments of both CDMA and UMTS femtocells taking place in the second half. As a result, our Billings growth should accelerate in the second half of the year.”
Financial Outlook
The Company expects Billings for the first half of 2008 to be somewhat lower than in the first half of 2007. Billings are expected to increase in the second half of 2008 based upon anticipated capacity-driven growth in the core EV-DO business as well as planned software releases. Billings in the second half of 2008 also are expected to reflect demand for both Universal Access Gateways and new femtocell solutions. For the full year 2008 the Company expects Billings to increase over 2007.
The following is Airvana’s GAAP and non-GAAP financial outlook for the first quarter of 2008.
First-Quarter 2008 Outlook
•	Total revenue in the range of $7 million to $8 million
•	Billings (non-GAAP) in the range of $33 million to $36 million
Conference Call Details
In conjunction with this announcement, Airvana will host a conference call today at 8:30 a.m. (ET) to discuss the Company’s financial results, highlights of the quarter, business strategy and financial outlook. The conference call will be webcast live on the Internet, and can be accessed on the Investor Relations section of the Company’s website (www.airvana.com). The conference call can also be accessed by dialing 877-604-9668 or 719-325-4846. A replay of the webcast will be available on the Investor Relations section of the Company’s website for approximately two weeks.
Revenue Recognition Policy
Airvana recognizes revenue in accordance with the American Institute of Certified Public Accountants’ Statement of Position (SOP) No. 97-2, Software Revenue Recognition. The Company collaborates with its OEM customers to develop specific features for products that they sell to their wireless operator customers. The Company and its OEM customers typically agree on software specifications and plans for specified upgrades several years in advance of delivery, and these upgrades are unique to each OEM customer.

The Company’s typical sales arrangements involve multiple elements, including: perpetual licenses for software products and specified software upgrades; the sale of hardware, maintenance and support services; and the sale of professional services, including training. In order to recognize revenue from current product shipments, Airvana must establish vendor specific objective evidence, or VSOE, of fair value for all undelivered elements, including specified upgrades. The best objective evidence of fair value would be to sell these specified software upgrades separately to multiple customers at the same price. However, the specific features and functionality delivered in the Company’s software upgrades are uniquely designed for each OEM, and therefore the Company is unable to establish VSOE of fair value for such upgrade.
Therefore, Airvana recognizes revenue from the sale of products and services under these OEM arrangements only after the Company delivers the upgrades that were committed at the time of sale. Airvana records as deferred revenue the product and service billings at the time of shipment. This revenue is recognized later upon delivery of these specified upgrades. As a result, the Company believes that its revenue, taken in isolation, provides limited insight into the performance of its business. Therefore, the Company also presents certain non-GAAP financial measures including: product and service billings, which reflects sales activity in a period; and costs related to product and service billings, which reflects the cost associated with product and service billings.
Non-GAAP Financial Measures
To supplement the Company’s condensed consolidated financial statements presented on a US GAAP basis, Airvana uses non-GAAP billings measures of operating results, gross profit on billings and operating income on billings, which are adjusted to include changes in deferred revenue and deferred costs in a period. These adjustments to the Company’s GAAP results are made with the intent of providing both management and investors with a more complete understanding of Airvana’s underlying operating performance and trends. The Company believes that these non-GAAP financial measures enhance the overall understanding of its past financial performance and also its prospects for the future. These non-GAAP measures provide an indication of the Company’s sales activity in the period and are considered by management for the purpose of making operational decisions. In addition, these non-GAAP measures are the primary indicators that management uses as a basis for the Company’s planning and forecasting of future periods.
Management uses the following non-GAAP measures (detailed in Exhibits 1 and 2) as a supplement to GAAP revenue and cash flow from operations in evaluating the Company’s performance:
•	Product and Service Billings (“Billings”) reflects the amount invoiced for products and services in a period and equals GAAP revenue plus the change in deferred revenue in the period.
•	Costs Related to Billings reflects the cost directly attributable to Billings in a period and equals GAAP cost of revenue plus the change in deferred product cost in the period.
•	Gross Profit on Billings reflects Billings less costs related to Billings in the period.
•	Operating Profit on Billings reflects Gross Profit on Billings less GAAP operating expenses in the period.

Management believes investors may find these measures useful for understanding the Company’s operations, but cautions that they should not be considered a substitute for disclosure in accordance with GAAP. Exhibits 1 and 2 reconcile all non-GAAP metrics to the corresponding income statement items as determined in accordance with GAAP for all periods presented and for the eight quarters ending with the fourth quarter of 2007.
About Airvana, Inc.
Airvana is a leading provider of network infrastructure products used by wireless operators to provide mobile broadband services. Airvana’s software and hardware products enable wireless networks to deliver broadband-quality multimedia services to mobile phones, laptop computers and other mobile devices. These services include Internet access, e-mail, music downloads, video, IP-TV, gaming, push-to-talk and voice-over-IP. Airvana’s solutions enable new services and deliver carrier-grade mobility, scalability and reliability with relatively low operating and capital costs.
Worldwide, Airvana’s mobile broadband systems are deployed on six continents in 16 major networks by industry-leading service providers who demand high standards of carrier-class performance. Airvana has OEM agreements with Alcatel-Lucent, Nortel Networks and Qualcomm Incorporated.
Safe Harbor Statement
Any statements in this press release about future expectations, plans and prospects for Airvana, including without limitation statements about expectations related to the Company’s future performance, such as total revenue and Billings, and the timing for product releases constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements typically contain the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including without limitation the highly competitive and rapidly evolving market in which Airvana competes, Airvana’s limited operating history, the fluctuation of its past operating results and its reliance on sales through Nortel Networks for a significant portion of its revenues and product and service billings and other factors discussed in Airvana’s filings with the Securities and Exchange Commission . In addition, the forward-looking statements included in this press release represent Airvana’s views as of the date of this press release. Airvana anticipates that subsequent events and developments will cause its views to change. However, while Airvana may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Airvana’s views as of any date subsequent to the date of this press release.
Investor contact:
David Reichman
Sharon Merrill Associates
617-542-5300
AIRV@InvestorRelations.com

Airvana, Inc.
Consolidated Statements of Operations
Comparative Financial Results
(unaudited; amounts in thousands except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,	December 30,	December 31,	December 30,
	2006	2007	2006	2007
Revenue:
Product	—	137,493	145,835	279,133
Service	1,296	8,123	24,435	26,652

Total revenue	1,296	145,616	170,270	305,785

Cost of revenue:
Product	8	850	39,241	34,794
Service	1,722	1,912	6,054	7,110

Total cost of revenue	1,730	2,762	45,295	41,904
Gross profit	(434)	142,854	124,975	263,881
% Gross margin		98%	73%	86%
Operating expenses:
Research and development	15,889	21,662	55,073	76,638
Selling and marketing	2,941	3,264	7,729	12,055
General and administrative	1,821	2,473	5,068	7,453
In-process research and development	—	—	—	2,340

Total operating expenses	20,651	27,399	67,870	98,486

Operating (loss) income	(21,085)	115,455	57,105	165,395
Interest income, net	1,964	2,744	6,602	9,846
(Loss) income before income tax expense (benefit) and cumulative effect of change in accounting principle	(19,121)	118,199	63,707	175,241

Income tax expense (benefit)	—	13,954	(10,742)	21,898

(Loss) income before cumulative effect of change in accounting principle	(19,121)	104,245	74,449	153,343

Cumulative effect of change in accounting principle	—	—	(330)	—

Net (loss) income	$(19,121)	$104,245	$74,119	$153,343

Net (loss) income per common share applicable to common stockholders:
Basic	$(1.53)	$1.64	$1.21	$2.63
Diluted	$(1.53)	$1.46	$1.12	$2.19
Weighted average common shares outstanding:
Basic	13,658	63,517	13,542	36,238
Diluted	13,658	71,210	18,947	43,496

Airvana, Inc.
Consolidated Balance Sheets
(unaudited; amounts in thousands except per share data)

	At	At
	December 31,	December 30,
	2006	2007
Assets
Current assets:
Cash and cash equivalents	$86,815	$43,547
Investments	73,308	178,416
Accounts receivable	46,072	14,171
Deferred product cost, current	34,214	1,050
Prepaid taxes & deferred tax assets	14,627	1,537
Prepaid expenses and other current assets	2,327	3,064

Total current assets	257,363	241,785

Property and equipment	14,925	17,831
Less: accumulated depreciation and amortization	9,122	11,434

	5,803	6,397
Deferred tax assets		1,786
Restricted investments	193	193
Goodwill and intangible assets, net	—	12,165
Other assets	848	414

Total assets	$264,207	$262,740

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$2,988	$3,806
Accrued expenses and other current liabilities	7,841	11,162
Accrued income taxes	—	19,691
Deferred revenue, current	243,281	79,915

Total current liabilities	254,110	114,574

Deferred revenue, long-term	137	63
Other liabilities	2,218	2,928
Warrants to purchase preferred stock	490	—

Total long-term liabilities	2,845	2,991

Redeemable convertible preferred stock (at liquidation value):	130,042	—
Stockholders’ deficit:
Common stock	14	64

Additional paid-in capital	3,251	190,046
Accumulated deficit	(126,055)	(44,935)

Total stockholders’ deficit	(122,790)	145,175

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$264,207	$262,740

Airvana, Inc.
Consolidated Statements of Cash Flows
(unaudited; amounts in thousands except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,	December 30,	December 31,	December 30,
	2006	2007	2006	2007
Operating activities
Net (loss) income	$(19,121)	$104,245	$74,119	$153,343
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	757	820	2,408	3,078
Amortization of intangible assets	—	267	—	713
In-process research and development	—	—	—	2,340
Stock-based compensation	407	924	800	2,996
Deferred tax benefit	—	(2,034)	—	(2,989)
Cumulative effect of change in accounting principle	—	—	330	—
Amortization of investments	(681)	(1,638)	(581)	(5,661)
Amortization of leasehold incentive	(131)	(131)	(542)	(522)
Non-cash interest income	57	—	76	(103)
Changes in operating assets and liabilities:
Accounts receivable	(32,701)	(5,950)	(38,482)	31,901
Deferred cost	(321)	273	32,752	33,164
Prepaid taxes	(2,144)	8,847	(13,619)	14,512
Prepaid expenses and other current assets	(317)	(204)	149	(542)
Accounts payable	1,448	210	(1,707)	512
Accrued expenses and other current liabilities	2,336	1,164	(859)	2,948
Accrued income taxes	—	15,884	—	19,691
Deferred revenue	71,556	(112,281)	(29,706)	(163,610)

Net cash provided by operating activities	21,145	10,396	25,138	91,771

Investing activities
Purchases of property and equipment	(700)	(119)	(2,614)	(3,190)
Restricted investments	—	—	100	—
Purchase of 3Way Networks, net of cash acquired	—	—	—	(10,907)
Purchases of investments	(13,722)	(69,656)	(136,930)	(367,851)
Maturities of investments	57,250	67,870	179,800	268,404
Other assets	(174)	(9)	(176)	(126)

Net cash provided by (used in) investing activities	42,654	(1,914)	40,180	(113,670)

Financing activities
Payments on long-term debt	—	(16)	—	(583)
Proceeds from initial public offering, net of issuance costs	(560)	(27)	(560)	51,353
Proceeds from leasehold incentive	—	—	789	—
Proceeds from sale of Series D redeemable convertible preferred stock	—	—	1,000	—
Payments of cash dividend	—	33	—	(72,674)
Purchase of treasury stock	—	—	—	(96)
Proceeds from exercise of stock options	177	51	395	609

Net cash (used in) provided by financing activities	(383)	41	1,624	(21,391)

Effect of exchange rate changes on cash and cash equivalents	(16)	5	—	22

Net increase (decrease) in cash and cash equivalents	63,400	8,528	66,942	(43,268)
Cash and cash equivalents at beginning of period	23,415	35,019	19,873	86,815

Cash and cash equivalents at end of period	$86,815	$43,547	$86,815	$43,547

Exhibit 1
Airvana, Inc.
Select Quarterly Financial Data — GAAP & non-GAAP Metrics
(unaudited; amounts in thousands)

	Three Months Ended
	April 2,	July 2,	October 1,	December 31,	April 1,	July 1,	September 30,	December 30,
	2006	2006	2006	2006	2007	2007	2007	2007
GAAP Financial Metrics
Total revenue	$162	$167,299	$1,513	$1,296	$269	$156,256	$3,645	$145,616
Cost of revenue	1,575	40,430	1,560	1,730	1,683	35,770	1,689	2,762

Gross (loss) profit	(1,413)	126,869	(47)	(434)	(1,414)	120,486	1,956	142,854
Operating expenses	14,591	16,312	16,316	20,651	20,079	25,841	25,167	27,399

Operating (loss) profit	(16,004)	110,557	(16,363)	(21,085)	(21,493)	94,645	(23,211)	115,455

Net cash (used in) provided by operating activities	(5,597)	7,990	1,600	21,145	61,212	2,670	17,493	10,396
Cash, cash equivalents and investments	130,310	138,061	139,570	160,123	220,270	139,328	210,011	221,963
Accounts receivable	6,732	—	13,371	46,072	3,262	16,768	8,221	14,171
Days sales outstanding (a)	33	—	41	58	7	42	24	39
Deferred revenue — end of period	291,785	143,602	171,862	243,418	284,624	165,088	192,259	79,978
Deferred product cost — end of period	71,252	33,522	33,893	34,214	34,373	701	1,323	1,050

Reconciliation of GAAP and non-GAAP Metrics
Revenue (GAAP)	$162	$167,299	$1,513	$1,296	$269	$156,256	$3,645	$145,616
Less: deferred revenue from acquisition	—	—	—	—	—	(171)	—	—
Deferred revenue at end of period	291,785	143,602	171,862	243,418	284,624	165,088	192,259	79,978
Less: deferred revenue at beginning of period	(273,124)	(291,785)	(143,602)	(171,862)	(243,418)	(284,624)	(165,088)	(192,259)

Product and service billings, “Billings” (non-GAAP)	18,823	19,116	29,773	72,852	41,475	36,549	30,816	33,335

Cost of revenue (GAAP)	1,575	40,430	1,560	1,730	1,683	35,770	1,689	2,762
Deferred product cost at end of period	71,252	33,522	33,893	34,214	34,373	701	1,323	1,050
Less: deferred product cost at beginning of period	(66,966)	(71,252)	(33,522)	(33,893)	(34,214)	(34,373)	(701)	(1,323)

Cost related to Billings (non-GAAP)	5,861	2,700	1,931	2,051	1,842	2,098	2,311	2,489

Gross profit on Billings (b)	12,962	16,416	27,842	70,801	39,633	34,451	28,505	30,846
Gross margin on Billings — non-GAAP(c)	69%	86%	94%	97%	96%	94%	93%	93%

Total operating expenses (GAAP)	14,591	16,312	16,316	20,651	20,079	25,841	25,167	27,399

Operating (loss) profit on Billings - non-GAAP (d)	(1,629)	104	11,526	50,150	19,554	8,610	3,338	3,447

% operating (loss) profit on Billings	(9%)	1%	39%	69%	47%	24%	11%	10%

Stock-based compensation included in operating expense	$134	$65	$194	$407	$514	$739	$819	$924
Acquisition costs included in operating expense	—	—	—	—	—	$2,340	—	—

(a)	Days sales outstanding (DSO) equals the accounts receivable divided by Billings (non-GAAP) multiplied by the number of days in the period.

(b)	Gross profit on Billings equals the excess of Billings over cost related to Billings.

(c)	Gross margin on Billings equals the excess of Billings over cost related to Billings divided by Billings.

(d)	Operating (loss) profit on Billings equals Billings less cost related to Billings, less total operating expenses.

Exhibit 2
Airvana, Inc.
GAAP to Non-GAAP Product and Service Billings Reconciliation
(unaudited; amounts in thousands)

	Three Months Ended December 31, 2006			Three Months Ended December 30, 2007
		Deferral	Non-GAAP		Deferral	Non-GAAP
	GAAP	Adjustments	Billings	GAAP	Adjustments	Billings
Revenue/Billings	$1,296	$71,556	$72,852	$145,616	$(112,281)	$33,335
Cost of revenue/Billings	1,730	321	2,051	2,762	(273)	2,489

Gross (loss) profit	(434)	71,235	70,801	142,854	(112,008)	30,846
% gross margin on Revenue/Billings	-33%		97%	98%		93%
Operating expenses	20,651	—	20,651	27,399	—	27,399

Operating (loss) profit on Revenue/Billings	$(21,085)	$71,235	$50,150	$115,455	$(112,008)	$3,447

% operating profit on Revenue/Billings			69%			10%

	Fiscal Year ended December 31, 2006			Fiscal Year ended December 30, 2007
		Deferral	Non-GAAP		Deferral	Non-GAAP
	GAAP	Adjustments	Billings	GAAP	Adjustments	Billings
Revenue/Billings	$170,270	$(29,706)	$140,564	$305,785	$(163,611)	$142,174
Cost of revenue/Billings	45,295	(32,752)	12,543	41,904	(33,164)	8,740

Gross profit	124,975	3,046	128,021	263,881	(130,447)	133,434
% gross margin on Revenue/Billings	73%		91%	86%		94%
Operating expenses	67,870	—	67,870	98,486	—	98,486

Operating profit (loss) on Revenue/Billings	$57,105	$3,046	$60,151	$165,395	$(130,447)	$34,948

% operating profit on Revenue/Billings	34%		43%	54%		25%